Exhibit M(2)

Amended Schedule A

(dated December 31, 2013)

to the

MML Series Investment Fund

Service Class and Service Class I

Distribution and Services Plan

Dated August 15, 2008

MML Managed Volatility Fund

MML Equity Index Fund

MML Small Cap Growth Equity Fund

MML Equity Income Fund

MML Income & Growth Fund

MML Growth & Income Fund

MML Blue Chip Growth Fund

MML Large Cap Growth Fund

MML Mid Cap Value Fund

MML Mid Cap Growth Fund

MML Small/Mid Cap Value Fund

MML Global Fund

MML Foreign Fund

MML Conservative Allocation Fund

MML Balanced Allocation Fund

MML Moderate Allocation Fund

MML Growth Allocation Fund

MML Aggressive Allocation Fund

MML American Funds® Growth Fund

MML American Funds® International Fund

MML American Funds® Core Allocation Fund

MML Small Company Value Fund

MML PIMCO Total Return Fund

MML Fundamental Value Fund

MML Focused Equity Fund

MML Fundamental Growth Fund

MML International Equity Fund